Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 24, 2023 relating to the financial statements of CoLabs Int’l, Corp. as of December 31, 2022 and 2021 and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about CoLabs Int’l, Corp.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts.”

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 24, 2023